Exhibit 23.1

CONSENT OF STONEFIELD JOSEPHSON, INC.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 Nos. 333-131026 and 333-119102) of NeoMagic Corporation;

(2) Registration Statement (Form S-8 Nos. 333-127439, 333-119093, 333-30843, 333-57217, 333-88383, 333-50406, 333-70222, 333-102231, and 333-109023) of NeoMagic Corporation;

of our report dated March 10, 2006, with respect to the consolidated financial statements and schedule of NeoMagic Corporation for the year ended January 31, 2006, NeoMagic Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of NeoMagic Corporation as of the year ended January 31, 2006, included in this Annual Report (Form 10-K) for the year ended January 31, 2006.

/s/ Stonefield Josephson, Inc.

San Francisco, California

April 5, 2006